As Filed with the Securities and Exchange Commission on May 6, 2005

Reg. No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHESAPEAKE UTILITIES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	51-0064146
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

909 SILVER LAKE BOULEVARD, DOVER, DELAWARE 19904
(Address of principal executive offices, including Zip Code)

CHESAPEAKE UTILITIES CORPORATION
EMPLOYEE STOCK AWARD PLAN
(Full title of the plan)

Copies to:
MICHAEL P. MCMASTERS SENIOR VICE PRESIDENT AND CFO CHESAPEAKE UTILITIES CORPORATION 909 SILVER LAKE BOULEVARD DOVER, DELAWARE 19904 (302) 734-6799	D. MICHAEL LEFEVER, ESQ. COVINGTON & BURLING 1201 PENNSYLVANIA AVENUE, N.W. P.O. BOX 7566 WASHINGTON, D.C. 20004-7566 (202) 662-5276
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.4867 per share	25,000	$ 26.60	$ 665,000	$ 78.27

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 Act, as amended (the “1933 Act”), based on the average of the high and low sale prices as reported in the consolidated reporting system on May 3, 2005.

(2) Pursuant to Rule 416 under the Securities Act of 1933 (the “1933 Act”), as amended, the number of shares of Common Stock registered includes such additional number of shares of Common Stock as are required to prevent dilution arising from stock splits, stock dividends or similar transactions that results in an increase in the number of outstanding shares of Common Stock.

Part I

Omitted pursuant to the Note to Part 1 of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, heretofore filed by Chesapeake Utilities Corporation (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004.

The Registrant’s Current Reports on Form 8-K filed with the SEC on January 19, February 24, March 1, March 2 and April 29, 2005.

The description of Common Stock contained in the Registrant’s registration statement filed under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in this Registration Statement or in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated by reference herein or in any subsequently filed document that is also incorporated by reference in this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The financial statements incorporated by reference to the Annual Report on Form 10-K of the Registrant for the year ended December 31, 2004, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Item 4. Description of Securities.

Not applicable

Item 5. Interests of Named Experts and Counsel.

Not applicable

Item 6. Indemnification of Directors and Officers.

Under the Registrant’s Bylaws, each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise (including employee benefit plans), is entitled to indemnification and to be held harmless by the Registrant to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”) against all expense, liabilities and loss (including attorneys' fees, judgments, fines or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith, including liabilities arising under the Securities Act of 1933. These indemnification rights include the right to be paid by the Registrant the expenses incurred in defending any action, suit or proceeding in advance of its final disposition, subject to the receipt by the Registrant of an undertaking by or on behalf of such person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified. These indemnification rights under the Bylaws are not exclusive of any other indemnification right which any person may have or acquire under any law, bylaw, agreement, vote of stockholders, disinterested directors or otherwise.

Under Section 145 of the DGCL, a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit, or proceeding by reason of the fact that he is or was a director or officer of such corporation if such person acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interest of the corporation and, with respect to a criminal action or proceeding, such person had no reasonable cause to believe that his conduct was unlawful, except that, in the case of any action or suit by or in the right of the corporation (such as a derivative action), no indemnification is permitted if the person shall be adjudged liable to the corporation (other than indemnification for such expenses as a court shall determine such person is fairly and reasonably entitled).

Article Eleven of the Registrant’s Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant has in effect liability insurance policies covering certain claims against any director or officer of the Registrant by reason of certain breaches of duty, neglect, error, misstatement, omission or other act committed by such person in his capacity as director or officer.

Item 7. Exemption from Registration Claimed.

Not applicable

Item 8. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement,

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 9. Exhibits.

Exhibit Number	Description	Reference
5.1	Opinion of Covington & Burling	Filed herewith
23.1	Consent of Covington & Burling	Contained in Exhibit 5.1
23.2	Consent of PricewaterhouseCoopers LLP	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dover, State of Delaware, on the 5th day of May 2005.

CHESAPEAKE UTILITIES CORPORATION

By: /s/ John R. Schimkaitis
- - - - - - - - - - - - - - - - - - - - - - - - - - -
John R. Schimkaitis
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 5th day of May 2005.

/s/Ralph J. Adkins         Chairman of the Board of Directors
- - - - - - - - - - - - - -
Ralph J. Adkins

/s/ John R. Schimkaitis       President, Chief Executive Officer and Director (principal executive officer)
- - - - - - - - - - - - - - - - - -
John R. Schimkaitis

/s/ Michael P. McMasters      Senior Vice President and Chief Financial Officer (principal financial officer
- - - - - - - - - - - - - - - - - - - -      and principal accounting officer)
Michael P. McMasters

/s/ Richard Bernstein      Director
- - - - - - - - - - - - - - - - -
Richard Bernstein

/s/ Thomas J. Bresnan        Director
- - - - - - - - - - - - - - - - -
Thomas J. Bresnan

/s/ Walter J. Coleman        Director
- - - - - - - - - - - - - - - - -
Walter J. Coleman

/s/ J. Peter Martin          Director
- - - - - - - - - - - - - -
J. Peter Martin

/s/ Joseph E. Moore        Director
- - - - - - - - - - - - - - - -
Joseph E. Moore

/s/ Calvert A. Morgan, Jr.      Director
- - - - - - - - - - - - - - - - - - - -
Calvert A. Morgan, Jr.

/s/ Rudolph M. Peins, Jr.       Director
- - - - - - - - - - - - - - - - - - -
Rudolph M. Peins, Jr.

/s/ Robert F. Rider      Director
- - - - - - - - - - - - - - -
Robert F. Rider

Exhibit Index

Exhibit Number	Description	Sequential Page Number
5.1	Opinion of Covington & Burling	9
23.2	Consent of PricewaterhouseCoopers LLP	10